EXHIBIT 99


            THERMOQUEST COMPLETES PRIVATE PLACEMENTS OF COMMON STOCK



        WALTHAM, Mass., March 31, 1997 -- ThermoQuest Corporation (ASE-TMQ) announced today that it has completed private placements of approximately 1.77 million shares of common stock at a purchase price of $15.00 per share. The private placements were arranged by Lehman Brothers Inc. and Goldman, Sachs & Co. The net proceeds to ThermoQuest from the offering were approximately $25 million, which the company will use for general corporate purposes, including possible acquisitions.

             The shares issued in the private placements have not been registered under the Securities Act of 1933 and may not currently be offered or sold in the United States absent registration or an exemption from registration. However, ThermoQuest will soon file a registration statement with the Securities and Exchange Commission to permit the resale of the shares in the open market. Such resales may be made only by means of the prospectus, which will be contained in the registration statement. Following the private placement, Thermo Instrument Systems Inc. owns approximately 90 percent of ThermoQuest's outstanding common stock.